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                                                              EXHIBIT 99.B1(h)




                           KEMPER-DREMAN FUND, INC.

                            ARTICLES OF AMENDMENT


          Kemper-Dreman Fund, Inc., a Maryland Corporation registered as an open-end investment company under the Investment Company Act of 1940 having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: In Article FIFTH of the Charter, the sixty million (60,000,000) shares classified as the Kemper-Dreman High Return Fund Class A Shares shall be redesignated as the Kemper-Dreman High Return Equity Fund Class A Shares, the sixty million (60,000,000) shares classified as the Kemper-Dreman High Return Fund Class B Shares shall be redesignated as the Kemper-Dreman High Return Equity Fund Class B Shares, the fifteen million (15,000,000) shares classified as the Kemper-Dreman High Return Fund Class C Shares shall be redesignated as the Kemper-Dreman High Return Equity Fund Class C Shares, and the fifteen million (15,000,000) shares classified as the Kemper-Dreman High Return Fund Class I Shares shall be redesignated as the Kemper-Dreman High Return Equity Fund Class I Shares.

          SECOND: The Board of Directors of the Corporation has duly adopted a resolution on November 19, 1996, approving the foregoing amendment to the Charter.

          THIRD: Article FIRST of these Articles of Amendment is limited to changes expressly permitted by section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by stockholders, and the Corporation is an open-end company under the Investment Company Act of 1940.

          The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.


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          IN WITNESS WHEREOF, KEMPER-DREMAN FUND, INC. has caused
     these Articles of Amendment to be executed in its name and on its behalf by its President and witnessed by its Secretary on December 2, 1996.





     (SEAL)                             KEMPER-DREMAN FUND, INC.


     Attest:  /s/ Philip J. Collora     By:  /s/ Stephen B. Timbers
     ------------------------------     ---------------------------
     Philip J. Collora                  Stephen B. Timbers
     Secretary                          President